Bedinger & Company
1200 Concord Avenue, Suite 250
Concord, California 94520

March 30, 2006

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to use in this 10-KSB of our report dated February 14, 2006, relating to the financial statements Execute Sports, Inc. (formerly Padova International U.S.A., Inc.) for the years ended December 31, 2005 and 2004.

Bedinger & Company
Certified Public Accountants